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                                                                    EXHIBIT 99.5


             NEVADA MANHATTAN ANNOUNCES FISCAL FIRST-QUARTER RESULTS


        CALABASAS, Calif.--Nov. 3, 1997--Nevada Manhattan Mining (OTC/BB:NVMH) Monday reported a gross profit as well as improvement in revenues for the fiscal first quarter ended Aug. 31, based on the start of raw tropical hardwood production and shipment from the company's Equatorial Resources facility in Brazil.

        Revenues for the three-month period were $156,776, compared with no revenues in 1996's fiscal first quarter. The company's gross profit, based on cost of sales of $80,595, was $76,181 during the same period.

        Due to Nevada Manhattan Mining's increased development activities, primarily the expansion of the sawmill to step up customer deliveries, the company saw a sharp increase in expenses in the first fiscal quarter. Expenses for the first fiscal quarter were $1,354,981, compared with $484,052 in the same period a year ago.

        As a result, the company reported a net loss of approximately $1.3 million, or 10 cents per share, compared with a net loss of $517,592 in the same period in 1996. There were 12,467,496 weighted average common shares outstanding at Aug. 31, 1997.

        "Nevada Manhattan Mining's ability to bring its timber operations on stream and having generated a gross profit marks a turning point for our company," said Jeffrey S. Kramer, chief financial officer and chief operating officer.

        Nevada Manhattan Mining owns the right to harvest virgin timber properties on up to 750,000 hectares (1,875,000 acres) in the eastern Amazon region, and it is in the process of capitalizing on those resources. The recently completed major expansion of its sawmill facility near the city of Belem, Brazil, has increased its facility's capacity for the production of export-quality tropical hardwood. The mill facility is one of the largest of its kind in the region.

        During the mill's expansion phase, Nevada Manhattan Mining saw an increase in demand for its product and received purchase orders for sawn tropical timber from several recognized buyers. They include Nordisk Timber Ltd., Sabra International, Robco Madeiras Ltd. and Nevesexport. The orders to be filled, which total 1,800 cubic meters, are valued at about $700,000. Additional order inquiries are constantly being evaluated.

        Nevada Manhattan Mining is a diversified, global natural resource company. In addition to its substantial timber operations in Brazil, it also has significant gold and coal concessions in Indonesia as well as gold mining operations in Nevada. For more information on Nevada Manhattan Mining, contact Yvonne S. Cambere at 818/591-4400, or fax 818/591-4411 or e-mail at administration@nevadamanhattan.com or visit Nevada Manhattan Mining's Website at www.nevadamanhattan.com .